Exhibit 99.1

Spirit Airlines Orders 20 New Airbus A321 Aircraft

Miramar, Florida (June 20, 2013) – Spirit Airlines (NASDAQ: SAVE) and Airbus announced today that they have entered into an agreement for the firm order of 20 Airbus A321 aircraft.

These aircraft are in addition to the 96 aircraft not yet delivered under Spirit’s existing order and will be scheduled for delivery between 2015 and 2017.

In addition, Spirit has opted to convert 10 of its existing A320 aircraft orders to A321 aircraft that will be scheduled for delivery in 2017 and 2018. These 10 A321s as well as the additional 20 will be current engine option (ceo) models and will be outfitted with fuel-saving Sharklets.

“We are pleased to expand our partnership with Airbus and excited about the growth opportunities and additional cities we will be able to liberate from high fares with the addition of these aircraft,” said Ben Baldanza, Chief Executive Officer of Spirit Airlines.

“Spirit’s priority has always been to save its passengers money, while transporting them as comfortably as possible,” said John Leahy, Airbus Chief Operating Officer, Customers. “That is exactly what the A320 Family allows the airline to achieve. These are eco-efficient machines with wonderful comfort characteristics.”

The new aircraft will support Spirit’s targeted growth markets in the United States, Caribbean and Latin America.

About Spirit Airlines

Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit’s modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly U.S. carriers. Spirit’s all-Airbus fleet operates approximately 250 daily flights to over 50 destinations in the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

# # #

Investor Relations Contact

DeAnne Gabel

Director, Investor Relations

InvestorRelations@spirit.com

954-447-7920

Media Contact:

Misty Pinson

Director, Corporate Communications

mediarelations@spirit.com

954-628-4827